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                                                                    Exhibit 99.1

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                         TRACTOR SUPPLY COMPANY PROVIDES
                          THIRD QUARTER BUSINESS UPDATE
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BRENTWOOD, TENNESSEE, SEPTEMBER 29, 2004 - Tractor Supply Company (NASDAQ:
TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for the third quarter ended September 25, 2004.

Net sales for the quarter increased 18.1% to $426 million from $361 million last year, exceeding the Company's previously announced guidance for net sales in the $390 to $400 million range. Same-store sales increased 10.1%, versus last year's 13.7% gain.

During the third quarter, the Company's sales result was better than anticipated primarily due to strong sales of emergency response items, particularly in the Southeast region, as well as a higher level of promotional activity compared to the year ago period. However, the Company's gross margin was negatively impacted by several factors including:

     -    Sales of lower margin hurricane related products.

     -    Higher year-over-year levels of promotional activity.

     - A later than expected start to the Fall/Winter selling season, which negatively impacted the sale of higher margin seasonal products.

     - Greater than anticipated freight costs coupled with difficulty passing through steel and other commodity costs to consumers.

     -    A higher LIFO reserve due to increased product costs.

In addition, selling, general and administrative expenses were higher primarily due to reset activity, uninsured losses and increased legal and accounting expenses.

While the process of evaluating inventories and operating costs is not yet complete, the Company currently anticipates net income, excluding an estimated $1.9 million after-tax charge related to the consolidation and relocation of the Company's store support center, to be between $8.5 and $9.5 million, or $0.20 to $0.23 per diluted share. This compares to the Company's previous expectation for net income, excluding the above referenced charge, of $11.0 to $12.4 million, or $0.26 to $0.29 per diluted share.

Including the aforementioned charge, net income is anticipated to be in the range of $6.6 to $7.6 million, or $0.16 to $0.18 per diluted share, for the third quarter. This compares to the Company's previous guidance, including the charge, of $9.0 to $10.4 million, or $0.21 to $0.24 per diluted share, for the third quarter.

Joe Scarlett, Chairman and Chief Executive Officer stated, "We have not fully assessed the potential impact of the above conditions on our fourth quarter sales, margin and profits. However, we have now completed the significant third quarter reset activity and we are taking steps to improve our margins. For example, next week, as part of our annual vendor conference, we will be holding a series of meetings titled "Working Collaboratively to Reduce Supply Chain Costs." We continue to believe we are well positioned to continue to drive long-term growth and deliver shareholder value."

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The Company plans to release its full third quarter results as well as provide an update of expectations for fiscal 2004 after the market closes on Monday, October 11, 2004.

Tractor Supply Company operates 500 stores in 32 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment;
(2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

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AS WITH ANY BUSINESS, ALL PHASES OF THE COMPANY'S OPERATIONS ARE SUBJECT TO
INFLUENCES OUTSIDE ITS CONTROL. THIS INFORMATION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING ESTIMATED RESULTS OF OPERATIONS. THESE STATEMENTS INCLUDE REFERENCE TO CERTAIN FACTORS, ANY ONE, OR A COMBINATION, OF WHICH COULD MATERIALLY AFFECT THE RESULTS OF THE COMPANY'S OPERATIONS. THESE FACTORS INCLUDE QUARTER-END FINANCIAL AND ACCOUNTING PROCEDURES, GENERAL ECONOMIC CYCLES AFFECTING CONSUMER SPENDING, WEATHER FACTORS, OPERATING FACTORS AFFECTING CUSTOMER SATISFACTION, CONSUMER DEBT LEVELS, PRICING AND OTHER COMPETITIVE FACTORS, THE ABILITY TO ATTRACT, TRAIN AND RETAIN QUALIFIED EMPLOYEES, THE ABILITY TO IDENTIFY SUITABLE LOCATIONS AND NEGOTIATE FAVORABLE LEASE AGREEMENTS ON NEW AND RELOCATED STORES, THE TIMING AND ACCEPTANCE OF NEW PRODUCTS IN THE STORES, THE MIX OF GOODS SOLD, THE CONTINUED AVAILABILITY OF FAVORABLE CREDIT SOURCES, CAPITAL MARKET CONDITIONS IN GENERAL AND THE SEASONALITY OF THE COMPANY'S BUSINESS. FORWARD-LOOKING STATEMENTS MADE BY OR ON BEHALF OF THE COMPANY ARE BASED ON KNOWLEDGE OF ITS BUSINESS AND THE ENVIRONMENT IN WHICH IT OPERATES, BUT BECAUSE OF THE FACTORS LISTED ABOVE, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE REFLECTED BY ANY FORWARD-LOOKING STATEMENTS. CONSEQUENTLY, ALL OF THE FORWARD-LOOKING STATEMENTS MADE ARE QUALIFIED BY THESE CAUTIONARY STATEMENTS AND THERE CAN BE NO ASSURANCE THAT THE ACTUAL RESULTS OR DEVELOPMENTS ANTICIPATED BY THE COMPANY WILL BE REALIZED OR, EVEN IF SUBSTANTIALLY REALIZED, THAT THEY WILL HAVE THE EXPECTED CONSEQUENCES TO OR EFFECTS ON THE COMPANY OR ITS BUSINESS AND OPERATIONS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.